EXHIBIT 10.2

AMENDED AND RESTATED
CALPINE CORPORATION
2008 EQUITY INCENTIVE PLAN
Notice of Performance Share Unit Grant

Participant:	W. Thaddeus Miller

Corporation:	Calpine Corporation

Notice:
You have been granted the following Performance Share Units in accordance with the terms of this notice, the Performance Share Unit Award Agreement attached hereto as Attachment A (such notice and agreement, collectively, this “Agreement”) and the Plan identified below.

Type of Award:
Performance-based Restricted Stock Units, referred to herein as “Performance Share Units”. A Performance Share Unit is an unfunded and unsecured obligation of the Corporation to pay the cash equivalent one share of Common Stock, as determined in accordance with this Agreement and subject to the terms and conditions of this Agreement and those of the Plan.

Plan:	Amended and Restated Calpine Corporation 2008 Equity Incentive Plan.

Grant:	Grant Date: [ ● ]
Number of Performance Share Units: [ ● ]

Acknowledgement

and Agreement:	The undersigned Participant acknowledges receipt of, and understands and agrees to, the terms and conditions of this Agreement and the Plan.

	CALPINE CORPORATION		PARTICIPANT

Name:		Name:
Title:

Attachment A

AMENDED AND RESTATED
CALPINE CORPORATION
2008 EQUITY INCENTIVE PLAN
Performance Share Unit Award Agreement

This Performance Share Unit Award Agreement, dated as of the Grant Date set forth in the Notice of Performance Share Unit Grant to which this Performance Share Unit Award Agreement is attached (the “Grant Notice”), is made between Calpine Corporation (the “Corporation”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Performance Share Unit Award Agreement.
1.Definitions. Capitalized terms used but not defined herein have the meanings set forth in the Plan.
2.    Grant of Performance Share Units. Subject to the provisions of this Agreement and the provisions of the Plan, the Corporation hereby grants to the Participant, pursuant to the Plan, the number of Performance Share Units set forth in the Grant Notice.
3.    Vesting Criteria Applicable to Performance Share Units.
(a)Performance Cycle. The Performance Cycle for the Performance Share Units shall commence on January 1, 2017, and shall end on December 31, 2019.
(b)Performance Goal. The performance goal for the Performance Cycle is the annualized total return per share of Common Stock to the Corporation’s shareholders, inclusive of dividends paid, during the Performance Cycle as set forth in this Section 3(b). For purposes of this Agreement, such annualized total shareholder return (“TSR”) for the Corporation shall be measured by dividing (A) the sum of (1) the dividends paid (regardless of whether paid in cash or property) on Common Stock during each year of the Performance Cycle, assuming reinvestment of such dividends in such stock (based on the closing price of such stock on the date such dividend is paid), plus (2) the difference between the average closing price of a share of Common Stock on the principal United States exchange on which such stock trades for the twenty (20) trading days occurring immediately prior to the first day of the Performance Cycle (the “Beginning Average Value”) and the average closing price of a share of such stock on the principal United States exchange on which such stock trades for the twenty (20) trading days immediately prior to and including the last day of each year of the Performance Cycle (appropriately adjusted for any stock dividend, stock split, spin-off, merger or other similar corporate events affecting such stock), by (B) the Beginning Average Value. For the avoidance of doubt, it is intended that the foregoing calculation of TSR shall take into account not only the reinvestment of dividends in a share of common stock of the Corporation, but also capital appreciation or depreciation in the shares deemed acquired by such reinvestment. All determinations under this Section 3 shall be made by the Committee.
(c)Earned Percentage. Except as provided in Section 4 or Section 6 hereof, the Performance Share Units shall be earned based on the Corporation’s annualized TSR during the Performance Cycle. The Earned Percentage shall be determined in accordance with the following schedule based on Calpine’s annualized TSR, with any Earned Percentage for any annualized TSR percentage between the levels set forth in such schedule determined by linear interpolation:

Calpine Annualized TSR	Earned Percentage
+15% (maximum)	150%
+8% (target)	100%
-10% (threshold)	50%
Less than -10%	0%

(d)Earned Performance Share Units. The number of Performance Share Units earned (the “Earned Performance Share Units”) shall be the product of the number of Performance Share Units set forth in the Grant Notice multiplied by the Earned Percentage, subject to Committee certification pursuant to paragraph (e) of this Section 3.
(e)Committee Certification. As soon as practicable after completion of the Performance Cycle, the Committee shall determine and certify in writing the Annualized TSR, the Earned Percentage and the number of Earned Performance Share Units (which written certification may be in the form of approved minutes of the Committee meeting in which such certification is made).
(f)Failure to Become Earned Performance Share Units. To the extent that the Performance Share Units do not become Earned Performance Share Units pursuant to this Section 3, such Performance Share Units shall be automatically forfeited.
4.    Termination of Employment. Any Performance Share Units that have not been settled in accordance with Section 5 hereof prior to the date on which the status of employment of the Participant with the Corporation or its Affiliates shall terminate (including by reason of such an Affiliate ceasing to be an Affiliate of the Corporation) (any such termination, “Termination of Employment”) shall be immediately and automatically forfeited upon such date, except as follows:
(a)    Disability or Death. Upon Termination of Employment due to Disability (as defined in the Amended and Restated Executive Employment Agreement between the Corporation and the Participant, dated as of December 18, 2015 (the “Employment Agreement”)) or by reason of the Participant’s Disability or death, then, notwithstanding such Termination of Employment, the Earned Percentage shall be 100% and the Earned Performance Share Units shall be settled in accordance with Section 5 hereof.
(b)    Without Cause or For Good Reason. Upon Termination of Employment by the Corporation without Cause (as defined in the Employment Agreement) or by the Participant for Good Reason (as defined in the Employment Agreement), in each case other than within twenty-four (24) months following a Change in Control (as defined in the Employment Agreement), then, notwithstanding such Termination of Employment, the Performance Share Units shall be eligible to become Earned Performance Share Units, and any Earned Performance Share Units shall be settled subject to the same terms and conditions hereunder had the Participant not incurred such Termination of Employment, subject to the Participant’s compliance with Sections 11 and 12 of the Employment Agreement through the date on which the Earned Performance Share Units are settled in accordance with Section 5 hereof.
(c)    Completion of Current Employment Term. On December 31, 2017, provided that the Participant has not incurred a Termination of Employment on or before such date, then, notwithstanding any Termination of Employment after such date, the Performance Share Units shall be eligible to become Earned Performance Share Units, and any Earned Performance Share Units shall be settled subject to the same terms and conditions hereunder had the Participant not incurred such Termination of Employment subject to the Participant’s compliance with Sections 11 and 12 of the Employment Agreement through the date on which the Earned Performance Share Units are settled in accordance with Section 5 hereof.
5.    Settlement of Earned Performance Share Units. During calendar year 2020, as soon as reasonably practicable following completion of all determinations and certifications contemplated by Section 3, but in no event later than March 15, 2020, subject to satisfaction of applicable tax withholding obligations in accordance with Section 7, the Corporation shall cause to be paid to the Participant an amount in cash equal to the product of the number of Earned Performance Share Units multiplied by the Fair Market Value of a share of Common Stock as of the last trading day of the Performance Cycle, provided, however, that if the Participant incurs a Termination of Employment as described in Section 4(a) hereof, then such payment shall be made within sixty (60) days after the date of such Termination of Employment and such Fair Market Value shall be determined as of the date of such Termination of Employment, less applicable taxes in accordance with Section 7. Notwithstanding the foregoing provisions of this Section 5 to the contrary, if at the time of the Participant’s separation from service within the meaning of Code Section 409A, the Participant is a “specified employee” within the meaning of Code Section 409A, any payment hereunder that constitutes a “deferral of compensation” under Code Section 409A and that would otherwise become due on account of such separation from service shall be delayed, and payment shall be made in full upon the earlier to occur of (a) a date during the thirty-day period commencing six months and one day following such separation from service and (b) the date of the Participant’s death.
6.    Change in Control.
(a)Accelerated Payment of Performance Share Units. Notwithstanding Sections 3 and 5, in the event a Change in Control occurs prior to the end of the Performance Cycle, and provided that the Performance Share Units have not been forfeited pursuant to Section 4 prior to the date of such Change in Control, then: (i) the Corporation’s TSR shall be determined in accordance with Section 3(a), (b), (c), and (d) for the portion of the Performance Cycle that ends on the last trading day that is on or immediately prior to the fifth (5th) day immediately prior to the date of the Change in Control; (ii) the number of Earned Performance Share Units shall be equal to the product of (A) the greater of (x) the Earned Percentage determined in accordance with Sections 3(c) and 3(d) based on the TSR determined in accordance with clause (i) of this Section 6(a), and (y) 100%, multiplied by (B) the number of Performance Share Units set forth in the Grant Notice, and (iii) subject to satisfaction of applicable tax withholding obligations in accordance with Section 7, the Corporation shall cause to be paid to the Participant an amount in cash equal to the product of such number of Earned Performance Share Units multiplied by the Change in Control Price (as defined in paragraph (b) of this Section 6) on, or within five (5) business days after, the date of such Change in Control, based on the Change in Control Price; provided, however, that if such Change in Control does not constitute a “change in control event,” within the meaning of Treasury Regulations Section 1.409A-3(i)(5), then any amounts payable under this Section 6 that constitute a “deferral of compensation” under Code Section 409A shall be made at the time specified in Section 5 notwithstanding the occurrence of such Change in Control. All determinations under this Section 6 shall be made by the Committee as constituted immediately prior to the applicable Change in Control.

(b)Change in Control Price. For purposes of this Section 6, “Change in Control Price” means the closing price of a share of the Common Stock on the principal United States exchange on which Common Stock trades on the last trading day occurring immediately prior to the date of the Change in Control.
7.    Taxes. Upon settlement of the Earned Performance Share Units, or as of any other date on which the value of any Performance Share Units otherwise becomes includible in the Participant’s gross income for Federal, state, local or non-United States income tax or other tax or social security purposes (or results in any other taxes of any kind), the Participant shall deliver to the Corporation at the time of such settlement or such other date such amount of cash as the Corporation or its Affiliate may require to meet its obligations under applicable tax and other laws or regulations, provided that the Corporation may determine that any such tax obligations shall be satisfied by the Corporation withholding any amount otherwise payable to the Participant pursuant to this Agreement. The Corporation or an Affiliate may, in the discretion of the Committee, provide for alternative arrangements to satisfy applicable tax withholding requirements in accordance with Section 21 of the Plan. Regardless of any action the Corporation or any Affiliate takes with respect to any or all tax withholding obligations, the Participant acknowledges that the ultimate liability for all such taxes is and remains the Participant’s responsibility.
8.    Dividend Equivalents. With respect to the number of Performance Share Units set forth in the Grant Notice, the Participant shall be credited with Dividend Equivalents with respect to each such Performance Share Unit equal to the amount per share of Common Stock of any ordinary cash dividends declared by the Board with record dates during the period beginning on the first day of the Performance Cycle and ending on the earliest to occur of: (a) the last day of the Performance Cycle; (b) the date of a Change in Control and (c) the date such Performance Share Unit terminates or is forfeited under Section 3 or Section 4. The Corporation shall pay in cash to the Participant an amount equal to the product of (i) sum of the aggregate amount of such Dividend Equivalents credited to the Participant, multiplied by (ii) the Earned Percentage, such amount to be paid as and when the related Performance Share Units are paid in accordance with Section 5 or Section 6, as applicable. Any Dividend Equivalents shall be forfeited as and when the related Performance Share Units are forfeited in accordance with Section 3 or Section 4.
9.    No Rights as a Shareholder. Neither the Participant nor any other person shall at any time be or become the beneficial owner of any shares of Common Stock underlying the Performance Share Units, nor have any rights to dividends or other rights as a shareholder with respect to any such shares.
10.    Transferability. The Performance Share Units shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, that the Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Company and may, from time to time, amend or revoke such designation, and, in the event of the Participant’s death, any payment due under Section 5 shall be made to the most recently designated such beneficiary, and if no designated beneficiary survives the Participant, any such payment shall be made to the executor or administrator of the Participant’s estate.

11.    No Right to Continued Employment. Neither the Performance Share Units nor any terms contained in this Agreement shall confer upon the Participant any rights or claims except in accordance with the express provisions of the Plan and this Agreement, and shall not give the Participant any express or implied right to be retained in the employment or service of the Corporation or any Affiliate for any period, or in any particular position or at any particular rate of compensation, nor restrict in any way the right of the Corporation or any Affiliate, which right is hereby expressly reserved, to modify or terminate the Participant’s employment or service at any time for any reason. The Participant acknowledges and agrees that any right to Earned Performance Share Units is earned only by continuing as an employee of the Corporation or an Affiliate and satisfaction of other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired or being granted the Performance Share Units hereunder.

12.    The Plan. By accepting any benefit under this Agreement, the Participant and any person claiming under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Board, the Committee or the Corporation, in any case in accordance with the terms and conditions of the Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Corporation’s HR intranet. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Corporation at the address indicated in Section 13 hereof.

13.    Notice. All notices required to be given under this Agreement or the Plan shall be in writing and delivered in person or by registered or certified mail, postage prepaid, to the other party, in the case of the Corporation, at the address of its principal place of business (or such other address as the Corporation may from time to time specify), or, in the case of the Participant, at the Participant’s address set forth in the Corporation’s records; provided, however, any such notice to the Participant may be delivered electronically to the Participant’s email address set forth in the Corporation’s records. Each party to this Agreement agrees to inform the other party immediately upon a change of address. All notices shall be deemed delivered when received.

14.    Other Plans. The Participant acknowledges that any income derived from the Performance Share Units shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Corporation or any Affiliate.
15.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by binding arbitration in Houston, Texas by one arbitrator appointed in the manner set forth by the American Arbitration Association. Any arbitration proceeding pursuant to this paragraph shall be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Judgment may be entered on the arbitrators' award in any court having jurisdiction.
16.    Entire Agreement and Amendments. This Agreement and the Plan contain the entire agreement of the parties relating to the matters contained herein and supersede all prior agreements and understandings, oral or written, between the parties with respect to the subject matter hereof. This Agreement may be amended in accordance with Section 22 of the Plan.
17.    Separability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.
18.    Electronic Delivery And Signatures. The Corporation may, in its sole discretion, decide to deliver any documents related to the Performance Share Units, this Agreement or to participation in the Plan or to future grants that may be made under the Plan by electronic means or to request the Participant's consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation. If the Corporation establishes procedures of an electronic signature system for delivery and acceptance of Plan documents (including this Agreement or any Award Agreement like this Agreement), the Participant hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
19.    Section 409A. This Agreement and delivery of shares of Common Stock under this Agreement are intended to be exempt from or to comply with Section 409A of the Code and shall be administered and construed in accordance with such intent. In furtherance, and not in limitation, of the foregoing: (a) in no event may the Participant designate, directly or indirectly, the calendar year of any payment to be made hereunder; and (b) notwithstanding any other provision of this Agreement to the contrary, a Termination of Employment hereunder shall mean and be interpreted consistent with a “separation from service” within the meaning of Code Section 409A with respect to any payment hereunder that constitute a “deferral of compensation” under Code Section 409A that becomes due on account of such separation from service.